UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 04, 2026
Date of Report (date of earliest event reported)

NIKE, Inc.
(Exact name of registrant as specified in its charter)

Oregon	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ONE BOWERMAN DRIVE
BEAVERTON, OR 97005-6453
(Address of principal executive offices and zip code)

(503) 671-6453
Registrant's telephone number, including area code

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class B Common Stock	NKE	New York Stock Exchange
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 9, 2026, NIKE, Inc. (the “Company”) announced the appointment of Dan McKenzie as Vice President, Chief Accounting Officer, Finance Operations & Transformation, and the Company’s principal accounting officer, effective as of November 9, 2026 (the “Effective Date”). There are no arrangements or understandings between Mr. McKenzie and any person pursuant to which Mr. McKenzie was selected as an officer, and no family relationships exist between Mr. McKenzie and any director or executive officer of the Company. Mr. McKenzie is not a party to any transaction to which the Company is or was a participant and in which Mr. McKenzie has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

On November 9, 2026, the Company also announced that, as of the Effective Date, David Denton, the Company’s Executive Vice President and Chief Financial Officer, will cease serving as Interim Corporate Controller and principal accounting officer.

Biographical Information

Mr. McKenzie, 55, retired from the Company in July 2026 and has not held another position since his retirement. Prior to his retirement, Mr. McKenzie served more than 19 years at the Company holding various leadership positions, most recently serving as the Company’s VP, Chief Financial Officer, Global Operations and Technology from August 2025 to July 2026, and previously as VP, Chief Financial Officer, North America from July 2023 to July 2025, and VP, Chief Financial Officer, EMEA from November 2019 to June 2023. Mr. McKenzie has more than 32 years of finance and operational expertise and holds a Bachelor of Science degree in Accounting from the University of Oregon.

Offer Letter with Mr. McKenzie

On November 4, 2026, the Company entered into an offer letter with Mr. McKenzie (the “Offer Letter”) establishing his compensation as Vice President, Chief Accounting Officer, Finance Operations & Transformation. Under the Offer Letter, Mr. McKenzie’s compensation as Vice President, Chief Accounting Officer, Finance Operations & Transformation, will comprise an annual base salary of $500,000; a target annual bonus of 50% of eligible fiscal year earnings; and an annual target long-term incentive award of $525,000 (the “Annual LTI Target Amount”).

Mr. McKenzie will receive certain one-time equity awards in connection with his appointment, subject to the terms of the form of restricted stock unit (“RSU”) agreement approved by the Compensation Committee of the Company’s Board of Directors and the NIKE, Inc. Stock Incentive Plan, as it may be amended from time to time (the “Incentive Plan”), in each case, to be granted as soon as administratively feasible after commencement of his employment, as follows:

•A one-time RSU with a target grant value equal to the Annual LTI Target Amount, which will vest in four equal annual installments, with the first tranche vesting on September 1, 2027, consistent with the Company’s September 1, 2026 annual equity grants to executive officers.
•A sign-on RSU award with a target grant value equal to $600,000, which will vest in three equal annual installments on the anniversary of the date of grant.

Mr. McKenzie will generally be eligible to participate in the Company’s corporate benefit plans and programs, as may be in effect from time to time.

As part of standard compensation and benefit arrangements for similarly situated Vice Presidents, the Company and Mr. McKenzie have entered into an agreement containing a covenant not to compete (the “McKenzie RCA”) that will extend for twelve months following the termination of his employment with the Company. The McKenzie RCA provides that, if Mr. McKenzie’s employment is terminated by the Company without cause (as defined in the McKenzie RCA) at any time, the Company will make monthly payments to him during the twelve-month noncompetition period in an amount equal to one-twelfth of his current annual base salary. The McKenzie RCA provides further that, if Mr. McKenzie voluntarily resigns at any time, the Company will make monthly payments to him during the twelve-month noncompetition period in an amount equal to one-twenty fourth of his current annual base salary. The Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of each of the following, each of which is incorporated by reference into this Item 5.02:

•the Form of Restricted Stock Unit Agreement under the Incentive Plan, which is incorporated by reference as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2026; and

•the Form of Covenant Not to Compete and Non-Disclosure Agreement between the Company and its executive officers (other than Mr. Parker and Mr. Hill) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 18, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date:	November 09, 2026	By:	/s/ Robert Leinwand
Robert Leinwand
Executive Vice President, Chief Legal Officer